TIDAL ETF TRUST 485BPOS

Exhibit 99(j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated September 26, 2023, relating to the financial statements and financial highlights of FolioBeyond Alternative Income and Interest Rate Hedge ETF (formerly FolioBeyond Rising Rates ETF), a series of Tidal ETF Trust, for the year ended July 31, 2023, and to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/ COHEN & COMPANY, LTD.

COHEN & COMPANY, LTD.

Milwaukee, Wisconsin

November 20, 2023